SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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IMATION CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMATION CORP.
1 Imation Place
Oakdale, Minnesota 55128
March 21, 2005
Dear Imation Corp. Shareholders:
You are cordially invited to attend the Imation Corp. 2005 Annual Meeting of Shareholders. The Meeting will be held this year on Wednesday, May 4, 2005, at 9:00 a.m., local time, at The Ritz Carlton Boston Common, 10 Avery Street, Boston, Massachusetts, 02111. All holders of the Company’s outstanding common stock as of the close of business on March 11, 2005 are entitled to vote at the Annual Meeting. Time will be set aside for discussion of each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement. A current report on the business operations of the Company will be presented after the Annual Meeting and shareholders will have an opportunity to ask questions.
We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, you are urged to vote your shares either by telephone, Internet or the mail in order to ensure that your shares will be represented at the Annual Meeting. Instructions on how to vote your shares by telephone or the Internet are on the accompanying proxy card. If you choose to vote by mail, please complete, date, sign and return the accompanying proxy card in the enclosed envelope in order to ensure that your shares will be represented at the Annual Meeting.
Sincerely,
Bruce A. Henderson
Chairman of the Board and
Chief Executive Officer

IMATION CORP.
1 Imation Place
Oakdale, Minnesota 55128

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 4, 2005

To the Shareholders of Imation Corp.:
The 2005 Annual Meeting of Shareholders of IMATION CORP. will be held on Wednesday, May 4, 2005, at 9:00 a.m., local time, at The Ritz Carlton Boston Common, 10 Avery Street, Boston, Massachusetts, 02111, for the following purposes:

1.	To elect three Class III directors of the Company to serve for a three-year term;

2.	To act on the proposal to ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit the consolidated financial statements of Imation Corp. for fiscal year 2005;

3.	To approve the 2005 Stock Incentive Plan; and

4.	To transact such other business that may properly come before the meeting or any adjournment or adjournments thereof.
These items are more fully described in the following pages of the Proxy Statement.
The Board of Directors has fixed the close of business on March 11, 2005, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

John L. Sullivan
Senior Vice President, General Counsel
and Secretary
Oakdale, Minnesota
March 21, 2005
IMPORTANT NOTICE
PLEASE VOTE BY TELEPHONE OR INTERNET, OR MARK, DATE, SIGN AND PROMPTLY MAIL
THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES
WILL BE REPRESENTED AT THE MEETING.

IMATION CORP.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 4, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING
Voting Procedures
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Imation Corp. (the “Company” or “Imation”) for use at the Annual Meeting of Shareholders of Imation to be held on May 4, 2005, and at all adjournments thereof. All shareholders of record as of the close of business on March 11, 2005 are entitled to vote at the Annual Meeting and, as of that date, there were approximately 33,988,589 shares of common stock, $.01 par value, of the Company outstanding. Each share of common stock entitles the holder to one vote. Shares of common stock held in the Company’s treasury will not be voted and will not be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote.
The Company anticipates that this Proxy Statement and the accompanying form of proxy will first be sent to its shareholders on or about March 23, 2005.
A proxy card is enclosed for your use. In order to register your vote, complete, date and sign the proxy card and return it in the envelope provided or vote your proxy by telephone or Internet in accordance with the voting instructions set forth on the proxy card.
You have three choices on each matter to be voted upon at the Annual Meeting. With respect to the election of directors, by checking the appropriate box on your proxy card, you may (i) vote for all of the director nominees as a group, (ii) withhold authority to vote for all director nominees as a group or (iii) vote for all director nominees as a group except those nominees you designate. With respect to the ratification of the appointment of the independent registered public accounting firm and approval of the 2005 Stock Incentive Plan, by checking the appropriate box on your proxy card, you may (i) vote “FOR” the item, (ii) vote “AGAINST” the item or (iii) “ABSTAIN” from voting on the item. If you do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, your shares will be voted FOR the election of all directors as nominated, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005 and, unless your shares are held in “street name”, FOR the approval of the 2005 Stock Incentive Plan.
You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, by submitting another proxy by telephone or the Internet at a later date or by attending the meeting and withdrawing the proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating such person to act on your behalf.

If you “abstain” on any matter (or “withhold authority” as to the election of any director), the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If you hold shares in “street name” and you do not provide voting instructions to your broker, your shares will not be voted on the proposal to approve the 2005 Stock Incentive Plan or any other proposal on which your broker does not have discretionary authority to vote. In that case, your shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such proposal.
Security Ownership of Certain Beneficial Owners
The following table sets forth the holdings, as of January 31, 2005, of the Company’s outstanding common stock of each person known to the Company to own beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of any class of the Company’s voting securities:

	Amount and Nature
	of Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class

Private Capital Management, L.P.	5,152,636	(1)	15.1%
Bruce S. Sherman Gregg J. Powers
8889 Pelican Bay Blvd. Naples, Florida 34108
Harris Associates, L.P./ Harris Associates, Inc.	3,258,219	(2)	9.58%
Two North LaSalle Street, Suite 500 Chicago, Illinois 60602-3790
Wachovia Corporation	2,157,852	(3)	6.34%
One Wachovia Center Charlotte, North Carolina 28288

(1)	A Schedule 13G was filed with the Securities and Exchange Commission on February 14, 2005 by Private Capital Management, L.P. (“PCM”), its Chief Executive Officer, Bruce S. Sherman, and its President, Gregg J. Powers, reporting beneficial ownership of an aggregate of 5,152,636 shares of common stock. Of such shares, PCM, Mr. Powers reported that he had shared voting and dispositive powers with respect to 5,111,636 shares and Mr. Sherman reported that he had shared voting and dispositive powers with respect to 5,121,636 shares. Mr. Sherman and Mr. Powers disclaimed beneficial ownership of such shares, which are held by PCM’s clients and managed by PCM. Mr. Powers reported that he had sole voting and dispositive powers with respect to an additional 41,000 shares of common stock.

(2)	A Schedule 13G was filed with the Securities and Exchange Commission on February 11, 2005 by Harris Associates, L.P. (“Harris”) and Harris Associates, Inc. (“HAI”) reporting that Harris and HAI had shared power to vote 3,258,219 shares of common stock, sole power to dispose of 2,043,219 shares of common stock and shared power to dispose of 1,215,000 shares of common stock. Harris serves as investment adviser to the Harris Associates Investment Trust (the “Trust”) and various of Harris’s officers and directors are also officers and the trustees of the Trust. The Trust owns 1,215,000 shares of common stock, which are included in the shares with respect to which Harris has shared voting and dispositive powers.

(3)	A Schedule 13G/ A was filed with the Securities and Exchange Commission on February 22, 2005 by Wachovia Corporation (“Wachovia”) reporting that Wachovia had sole power to vote 1,062,261 shares of common stock, shared power to vote 891,204 shares of common stock, sole power to dispose of 2,126,139 shares of common stock and shared power to dispose of 12,485 shares of common stock. Wachovia filed the report as a parent holding company for Evergreen Investment Management Company (Investment Advisor), Wachovia Securities, LLC (Investment Advisor), J.L. Kaplan Associates, LLC (Investment Advisor), Wachovia Securities Financial Network, LLC (Broker Dealer), Calibre Advisory Services, Inc. (Investment Advisor), Delaware Trust Company, N.A. (Bank) and Wachovia Bank, N.A. (Bank). Evergreen Investment Management Company, Wachovia Securities, LLC, J.L. Kaplan Associates, LLC, Wachovia Securities Financial Network, LLC and Calibre Advisory Services, Inc. are investment advisors for mutual funds and/or other clients; the securities reported by these subsidiaries are beneficially owned by such mutual funds or other clients. The other Wachovia entities listed above hold the securities reported in a fiduciary capacity for their respective customers.

Security Ownership of Management
The following table sets forth the number of shares of common stock of the Company beneficially owned as of January 31, 2005 by each director, each director nominee, each officer named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, the named beneficial owner has sole voting and investment powers with respect to the shares held by such beneficial owner.

	Amount and Nature of	Percentage
Name of Beneficial Owner	Beneficial Ownership(1)	of Class

Bruce A. Henderson	5,554	*
Michael S. Fields	32,345	*
Linda W. Hart	96,128	*
Charles A. Haggerty	158	*
Ronald T. LeMay	77,826	*
L. White Matthews, III	13,176	*
Charles Reich	204	*
Glen A. Taylor	47,614	*
Daryl J. White	83,584	*
William T. Monahan	565,863	1.67%
Jacqueline A. Chase	60,988	*
Frank P. Russomanno	85,802	*
John L. Sullivan	115,110	*
Paul R. Zeller	67,892	*
All Directors and Executive Officers as a Group (15 persons)	1,324,521	3.82%

*	Indicates ownership of less than 1%.

(1)	The shares shown include: (i) the following shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days: Mr. Monahan, 548,590 shares; Mr. Fields, 30,000 shares; Ms. Hart, 80,000 shares; Mr. LeMay, 74,247 shares; Mr. Matthews, 12,548 shares; Mr. Taylor, 40,000 shares; Mr. White, 80,000 shares; Ms. Chase, 58,750 shares; Mr. Russomanno, 81,880 shares; Mr. Sullivan, 107,500 shares; Mr. Zeller, 64,780 shares; and all directors and executive officers as a group, 1,246,255 shares; and (ii) the following shares allocated as of January 31, 2005 to the accounts of participants under the Imation Retirement Investment Plan: Mr. Henderson,

54 shares; Mr. Monahan, 2,439 shares; Ms. Chase, 2,158 shares; Mr. Russomanno, 2,421 shares; Mr. Sullivan, 1,610 shares; Mr. Zeller, 3,095 shares; and all executive officers as a group, 13,624 shares. The participants in the Imation Retirement Investment Plan have shared voting and investment power with respect to such shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports of ownership and changes in ownership of the Company’s common stock with the Securities and Exchange Commission and the New York Stock Exchange. The Company is required to identify any of those individuals who failed to file such reports on a timely basis. The Company believes that during 2004 all directors and executive officers of the Company complied with their Section 16(a) filing requirements.

BOARD OF DIRECTORS
Corporate Governance
Corporate Governance Guidelines
The Board of Directors is committed to sound and effective corporate governance practices. Accordingly, the Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) which are intended to describe the governance principles and procedures by which the Board functions. The Guidelines, which comply with the criteria established under the Corporate Governance Rules of the New York Stock Exchange, cover director qualifications and retirement policy, director responsibilities, board committees, director access to officers and employees, director compensation, director orientation and continuing education, CEO evaluation and management succession, and annual performance evaluation. The Guidelines are available on the Company’s website. The Internet address for the Company’s website is http://www.imation.com and the Guidelines may be found on the Company’s “Corporate Governance Page” which can be accessed from the “Investor Relations” page, which can be accessed from the main web page. Copies of the Guidelines are also available in print to any shareholder who requests them and such requests should be made to: Imation Corp., Investor Relations, 1 Imation Place, Oakdale, MN 55128.
Code of Ethics
The Company has had a Business Conduct Policy in place since its inception that applies to all employees. The Business Conduct Policy also applies to the Board of Directors. The Business Conduct Policy is available on the Company’s website. The Internet address for the Company’s website is http://www.imation.com. The Business Conduct Policy may be found on the Company’s “Corporate Governance” Page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page. Copies of the Business Conduct Policy are also available in print to any shareholder who requests them and such requests should be made to: Imation Corp., Investor Relations, 1 Imation Place, Oakdale, MN 55128.
Annual Meeting Attendance Policy
Directors are expected to attend the Company’s Annual Meeting of Shareholders. The Company uses its best efforts to schedule the Annual Meeting of Shareholders concurrently with a board meeting in order to facilitate such attendance. Each of the Company’s Board members, except Mr. LeMay, attended the Company’s 2004 Annual Meeting of Shareholders.
Shareholder Communications with the Board
The Board of Directors has implemented a process by which the Company’s shareholders can communicate directly with non-management directors. Should any interested party wish to make their concerns known to non-management directors, such communication may be made to directors@imation.com or Imation Corp., P.O. Box 64898, St. Paul, MN 55164-0698, Attn: Board of Directors.
Director Independence and Determination of Audit Committee Financial Expert
The Board undertook a review of director independence in February 2005. During this review, the Board reviewed whether there were any transactions or relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also reviewed whether there were any relationships between the directors and senior management and between directors and the Company’s independent registered public accounting firm. The purpose of this review was to determine whether any such relationships or transactions, if existing, were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that all of the directors, other than the Company’s Chief Executive Officer, Bruce A. Henderson, are independent as defined under the New York Stock Exchange listing standards.
In February 2005, the Board also undertook a review of whether the Audit and Finance Committee had an Audit Committee Financial Expert as defined in the Securities and Exchange Commission rules. The Board reviewed the skills and experience required under the rules and determined that Charles A. Haggerty, L. White Matthews, III and Daryl J. White are Audit Committee Financial Experts as defined under those rules and are also independent as defined under those rules.
Lead Director
The Board may designate, from time to time, a lead non-management director (“Lead Director”). If the Board designates a Lead Director, the Board will review periodically, and at least once per year, whether to retain the Lead Director position and who the Lead Director will be. If appointed, the Lead Director will be responsible, at the discretion of the Board, for leading the meetings of non-management directors, facilitating communications between the non-management directors and the Chairman, providing guidance to the Chairman regarding the agenda for Board meetings and for such other matters as may be determined by the Board from time to time. The Board designated Linda W. Hart as the Lead Director at a meeting in April 2004 and plans to review the Lead Director position in May 2005.
Meetings of the Board and Board Committees
Meetings of the Board
During 2004, the Board of Directors held a total of eight meetings and the various committees of the Board met a total of 26 times. Each director attended 75% or more of the total meetings of the Board of Directors and the Board committees on which the director served. The non-management directors of the Board meet at scheduled executive sessions at each Board meeting. The Lead Director, currently Linda W. Hart, presides at these meetings.
Committees of the Board
The standing committees of the Board of Directors are the Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee. Each of the Board committees has adopted a written committee charter which sets forth the function and responsibilities of the committee. The charters for the Company’s Audit and Finance, Compensation and Nominating and Governance Committees are available on the Company’s web site. The Internet address for the Company’s website is http://www.imation.com. The charters may be found on the Company’s “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page. Copies of the committee charters are also available in print to any shareholder who requests them and such requests should be made to: Imation Corp., Investor Relations, 1 Imation Place, Oakdale, MN 55128.
Audit and Finance Committee. The Audit and Finance Committee consists of four non-employee directors: Messrs. LeMay (Chair), Haggerty, Matthews and White. Mr. Taylor, also a non-employee director, will join the Audit and Finance Committee effective May 3, 2005. All of the members of the Committee (and Mr. Taylor) are independent directors, as defined under the New York Stock Exchange listing standards. The Audit and Finance Committee held twelve meetings in 2004. The Audit and Finance Committee reviews the Company’s consolidated financial statements, including accounting principles and auditing principles and practices; has the authority to appoint or replace the Company’s independent registered public accounting firm and approve the scope of their audit services; reviews and approves non-audit services performed by the independent registered public accounting firm; reviews the Company’s compliance procedures and scope of internal controls; reports to the Board of Directors on the adequacy of financial statement disclosures and adherence to accounting principles; reviews financial policies which may impact the Company’s financial statements; monitors compliance with financing agreements; and monitors the functions of the Company’s Pension and Retirement Committee. Under the Guidelines, no director may serve on more than three public company audit committees.
Compensation Committee. The Compensation Committee consists of four non-employee directors: Messrs. White (Chair), Fields and Reich and Ms. Hart. Mr. Haggerty, also a non-employee director, will join the Compensation Committee effective May 3, 2005. All of the members of the Committee (and Mr. Haggerty) are independent directors, as defined under the New York Stock Exchange listing standards. The Compensation Committee held nine meetings in 2004. The Compensation Committee reviews and makes recommendations as to compensation and benefits programs for the Company’s executive officers and sets Chief Executive Officer compensation and oversees administration of certain stock and benefit plans.
Nominating and Governance Committee. The Nominating and Governance Committee consists of five non-employee directors: Ms. Hart (Chair) and Messrs. LeMay, Matthews, Haggerty and Taylor. Mr. Reich, also a non-employee director, will join the Nominating and Governance Committee effective May 3, 2005. All of the members of the Committee (and Mr. Reich) are independent directors, as defined under the New York Stock Exchange listing standards. The Nominating and Governance Committee held five meetings in 2004. The Nominating and Governance Committee advises and makes recommendations to the Board on all matters concerning directorship and corporate governance matters and the selection of candidates as nominees for election as directors. The Nominating and Governance Committee also reports to the Board on succession planning including succession in the event of retirement of the Chief Executive Officer.
The Nominating and Governance Committee will consider qualified candidates for Board membership submitted by shareholders. A candidate for election to the Board must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care in his or her representation of the interests of shareholders. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, and international transactions and those regarding the Company’s industry. In general, candidates will be preferred who hold an established executive level position and have extensive experience in business, finance, law, education, research or government. The Nominating and Governance Committee will consider these criteria for nominees identified by the Committee, by shareholders, or through some other source. When current Board members are considered for nomination for reelection, the Nominating and Governance Committee will also take into consideration their prior Board contributions, performance and meeting attendance records.
Shareholders wishing to submit a qualified candidate for Board membership may do so by sending the following information to the Nominating and Governance Committee (through the Company’s Secretary at 1 Imation Place, Oakdale, MN 55128): (i) name of the candidate and a brief biographical sketch and resume; (ii) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (iii) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.
The Nominating and Governance Committee will conduct a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other relevant information. This information will be evaluated against the criteria set forth above and the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be subject to a background investigation and may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Governance Committee will determine which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating and Governance Committee will use the same process for evaluating all nominees, regardless of the original source of the nomination.
Any nominations for director to be made at an annual meeting of shareholders must be made in accordance with the requirements described in the section entitled “General — Shareholder Proposals for 2006 Annual Meeting.”
Compensation of Directors
Directors who are not employees of the Company receive an annual retainer of $34,000 and an additional fee of $5,000 per year for serving as chair of a Board committee, other than the Audit and Finance Committee for which the chair receives an annual fee of $10,000. The Lead Director also receives a cash fee of $15,000 per year. Non-employee directors are paid $1,500 for attendance in person and $1,000 for attendance by telephone or video conference at each meeting of the Board of Directors. Non-employee directors are paid $1,000 for attendance at meetings of Board committees, other than in-person Audit and Finance Committee meetings for which $1,500 is paid. Non-employee directors are also paid a fee in the same amount as Board in person meeting attendance fees for each interview of Board candidates. In addition, the Company matches gifts by each non-employee director to qualified charitable institutions in an amount up to $15,000 per year. The Company also reimburses any director who chooses to attend a training program for directors for the cost of attending such program, including travel and lodging, at the rate of one program per year and reimburses directors for travel costs of attending Board meetings and interviews of Board candidates.
Under the terms of the 1996 Director Stock Compensation Program, as amended (the “Directors Plan”), each non-employee director automatically receives, in lieu of 30% of his or her annual retainer fee for serving on the Board and 25% of his or her annual retainer fee as committee chair, shares of restricted common stock equal in value to such portion of the retainer fee. Restrictions on the stock lapse three years after the date of grant. The Directors Plan also permits non-employee directors to elect to receive all or part of the remainder of their annual retainer, chairperson fee and meeting fees in shares of common stock or in restricted stock units equivalent to shares of common stock. In addition, each non-employee director automatically receives an initial stock option grant for common stock on the date he or she becomes a director and an additional annual stock option grant on the date of the annual meeting of shareholders each year. The number of shares subject to each option grant is currently 10,000, with the number of shares subject to the initial grant prorated for the number of months the director served as a director during the year. The options are non-qualified stock options with a term of ten years and are granted at an option price equal to the fair market value of the common stock on the date of grant. Each option becomes fully exercisable on the date of the next annual meeting of shareholders following the date of grant, provided that all outstanding options of a director will immediately vest and become fully exercisable upon the director’s death or disability, or upon a change of control (as defined in the Directors Plan).
The Nominating and Governance Committee annually reviews the appropriate levels of Board compensation based on a market analysis provided by the Committee’s compensation consultant, Towers-Perrin. In February, the Nominating and Governance Committee reviewed compensation and recommended certain changes to the Board for approval. On February 2, 2005, the Board of

Directors approved those changes to be effective as of the Company’s annual meeting on May 4, 2005. The changes are as follows:

•	As described above, currently each non-employee director automatically receives a portion of his or her annual retainer fee and chairperson fee in shares of restricted common stock and non-employee directors may also elect to receive all or part of the remainder of their annual retainer, chairperson fee and meeting fees in shares of common stock or in restricted stock units equivalent to shares of common stock. Lead Director fees are paid in cash. On the effective date of the change, the annual retainer, committee chair fees and Lead Director fees will be paid in cash, or at the election of the director, all or a portion of such fees would be payable in unrestricted stock.

•	Currently, each non-employee director automatically receives an annual stock option grant on the date of the annual meeting of shareholders each year in the amount and under the one year vesting schedule described above. On the effective date of the change, the annual equity grant will be changed to a dollar value of $175,000 in stock options and restricted stock, with 75% of the value granted as stock options and 25% of the value granted as restricted stock, valued under the Black-Scholes model. The Board made this change because it concluded that the determination of the appropriate number of stock options and shares of restricted stock to be granted should be based on the underlying value of the Company’s common stock (instead of on a fixed number of shares.) In addition, this change also allows a more consistent comparison to comparative market data when evaluating the level of director compensation. For the year 2004, the Black-Scholes value of the 10,000 share option grant was calculated at $173,200. The restricted stock and stock options will vest 25% per year over four years (and will be subject to forfeiture if the director is not serving at the time the equity grant vests). This vesting schedule is the same as that currently used for the management of the Company.
Employee directors are not compensated for their service on the Board of Directors.
Stock Ownership Guidelines
In November 2004, the Board of Directors updated the stock ownership guidelines for the Board of Directors. The stock ownership guidelines provide that each director of the Company now serving or hereafter elected or appointed as a director is encouraged to own stock of the Company in an amount not less that $130,000. Such holdings should be considered long-term investments and be achieved within five years of joining the Board of Directors.
Board Retirement Policy
The Board has adopted a retirement policy that does not permit non-employee directors to be nominated for re-election as a director at the next annual meeting of shareholders following either 15 years of service as a director or the director attaining the age of 70. In addition, the Board policy requires a director who is also the chief executive officer of the Company to submit his or her resignation from the Board when he or she ceases to hold that position and any other director who is an employee of the Company to retire from the Board (i) at the time of a diminution in his or her duties or responsibilities as an officer unless the Board at its sole discretion determines such officer continues to be qualified to act as a director, (ii) upon termination of his or her active service as an employee or (iii) upon attaining the age of 65, whichever is earliest.
Indemnification Agreements
It is the Company’s policy to indemnify its directors and officers against any costs, expenses and other liabilities to which they may become subject by reason of their service to the Company and to insure its directors and officers against such liabilities to the extent permitted by applicable law. The Company’s Bylaws provide for indemnification of its directors, officers and employees against such costs, expenses and other liabilities so long as the director, officer or employee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests. The Company has also entered into Indemnity Agreements with each of its directors pursuant to which the Company has agreed to indemnify each director to the full extent provided by applicable law and the Company’s Bylaws as currently in effect.
Item No. 1
ELECTION OF DIRECTORS
General Information
The Board of Directors of the Company is currently composed of nine directors divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. The three directors serving in Class III have terms expiring at the 2005 Annual Meeting. The three Class III directors currently serving on the Board, Ms. Hart and Messrs. Henderson and Reich have been nominated by the Board of Directors for re-election to three-year terms at the Annual Meeting.
Each of the nominees standing for re-election has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute designated by the Board.
Each Class III nominee elected will hold office until the annual meeting of shareholders to be held in 2008 or until his successor has been duly elected and qualified, unless prior to such meeting the director resigns or his directorship becomes vacant due to his death or removal.
Information Concerning Directors
Director Nominees — Class III (Term Ending 2005)

Linda W. Hart	Linda W. Hart, age 64, is Vice Chairman and Chief Executive Officer of Hart Group, Inc. (a diversified group of companies primarily involved in residential and commercial building materials). Prior to joining Hart Group, Inc. in 1990, Ms. Hart was engaged in the private practice of law in Dallas, Texas. Ms. Hart is currently a director of each of the Hart Group companies: Hart Group, Inc., Rmax, Inc. and L&M Acquisitions, Inc. Ms. Hart has been a director of the Company since July 1996.

Bruce A. Henderson	Bruce A. Henderson, age 55, is Chairman of the Board and Chief Executive Officer of the Company. He was appointed to the position in May 2004. Prior to joining the Company, Mr. Henderson was Chief Executive of Edgecombe Holdings LLC (a private investment company), from Nov. 2001 to May 2004. From July 1995 to Oct. 2001, Mr. Henderson served in senior executive management positions for large operating units of Invensys, PLC., (a UK engineering company in the high value-added controls and automation systems industry). He was chief executive officer of the $3.5 billion Invensys Controls Systems, and was chief executive officer of the $2 billion Invensys Software Systems. From Nov. 1982 to June 1995, Mr. Henderson served in various management positions at TRW, Inc., (a company that provides advanced products and services for space, defense and automotive markets). He served as a vice president and general manager of TRW Electronic Convenience Systems and as managing director of Quality Safety Systems, a joint venture between TRW and

Tokai Rika Company, Ltd of Japan. Before TRW, Mr. Henderson was with McKinsey & Company (a management consulting group) where he specialized in corporate strategy and operations for U.S. and European high technology companies. Mr. Henderson is currently a director and chair of the Audit Committee of Universal Electronics, Inc., a publicly-held company. Mr. Henderson is co-author of Lean Transformation: How to Transform Your Business Into a Lean Enterprise and A Workbook for Assessing Your Lean Transformation. He also serves as a director of the Lean Enterprise Institute.

Charles Reich	Dr. Charles Reich, age 62, has been retired since October 1, 2004. From October 1, 2002 to October 1, 2004, Dr. Reich served as executive vice president of 3M Health Care, a major business segment of 3M Company (a diversified technology company and the Company’s former parent). Dr. Reich joined 3M Co. in 1968 as a research chemist and assumed a variety of management positions in the R&D organization before moving to business management in 1989. He held a variety of management and executive positions, including international postings, within 3M since that time. He also served as a member of Executive Advisory Board, Juran Center for Leadership in Quality at the University of Minnesota. Dr. Reich has been a director of the Company since July 2004.

Board Members Continuing in Office — Class I (Term Ending 2006)

Michael S. Fields	Michael S. Fields, age 59, has been Chairman and Chief Executive Officer of The Fields Group (a management consulting firm) since May 1997. In June 1992, Mr. Fields founded Open Vision (a supplier of computer systems management applications for open client/server computing environments). Mr. Fields served as Chairman and Chief Executive Officer of that company from July 1992 to July 1995 and continued to serve as Chairman of the Board until April 1997. Prior to such time, Mr. Fields held a number of executive positions at Oracle Corporation (an enterprise software company). Mr. Fields has been a director of the Company since January 1998 and is also a director of three privately-held companies, Vianovus, Inc., Secure Compliance, Inc. and Crucian Global, Inc.

L. White Matthews, III	L. White Matthews, III, age 59, has been retired since September 2001. From July 1999 until September 2001, Mr. Matthews served as Executive Vice President and Chief Financial Officer of Ecolab, Inc. (a developer and marketer of cleaning and sanitizing products and services) as well as a member of its Board of Directors. Mr. Matthews was retired from May 1998 to July 1999. From February 1977 to May 1998, Mr. Matthews served in various financial positions with Union Pacific Corporation (a company involved in rail/truck transportation and oil/gas exploration and production). From February 1988 to May 1998 he was Executive Vice President and Chief Financial Officer of Union Pacific as well as a member of the Board of Directors from 1994 to 1998. Mr. Matthews has been a director of the Company since February 2003. He is a director and Audit Committee chairperson of Matrixx Initiatives, Inc., a publicly-held company, a director of Computer Horizons Corporation, a publicly-held company and a director of Mercantile Funds, Inc., a privately-held company.

Ronald T. LeMay	Ronald T. LeMay, age 59, is an Industrial Partner of Ripplewood Holdings, LLC (a private equity fund) and is also Chairman of October Capital (a private investment company). Mr. LeMay served as Representative Executive Officer of Japan Telecom (a telecommunications company) from November 2003 until the sale of the company in July 2004. Mr. LeMay served as President and Chief Operating Officer of Sprint Corporation (a telecommunications company) from October 1997 until April 2003. From July 1997 to October 1997, he served as Chairman and Chief Executive Officer of Waste Management, Inc. (a provider of waste management services). From February 1996 to July 1997, he served as President and Chief Operating Officer of Sprint. From March 1995 to September 1996, Mr. LeMay served as the Chief Executive Officer of Sprint Spectrum, a partnership among Sprint Tele-Communications, Inc., Comcast Corporation and Cox Communications. From 1989 to 1995, Mr. LeMay served as President and Chief Operating Officer of Sprint Long Distance. Mr. LeMay has been a director of the Company since July 1996 (except for the period from August 5, 1997 to December 31, 1997) and is also a director of two publicly-held companies, Allstate Corporation and Ceridian Corporation
Board Members Continuing in Office — Class II (Term Ending 2007)

Glen A. Taylor	Glen A. Taylor, age 63, is Chairman of Taylor Corporation (a holding company in the specialty printing and marketing areas). In August 1994, he acquired the National Basketball Association Minnesota Timberwolves team, and in 1999 launched the WNBA women’s basketball team, the Minnesota Lynx. Mr. Taylor has been a director of the Company since May 2000.

Daryl J. White	Daryl J. White, age 56, has been retired since May 2001. From August 2000 until May 2001, Mr. White served as President and Chief Financial Officer of Legerity, Inc. (a supplier of data and voice communications integrated circuitry). Prior to such time, Mr. White served as the Senior Vice President of Finance and Chief Financial Officer of Compaq Computer Corporation (a computer equipment manufacturer) from 1988 until his retirement in May 1996. Mr. White has been a director of the Company since July 1996.

Charles A. Haggerty	Charles A. Haggerty, age 63, is Chief Executive Officer of LeConte Associates, LLC (a consulting and investment company). Mr. Haggerty retired from Western Digital Corp. (a provider of products and services for collection, management and use of digital information) on June 30, 2000. From January 1, 2000 until June 30, 2000 he served as its Chairman of the Board. From July 1993 until December 31, 1999 he served as its Chairman, President and Chief Executive Officer. From June 1992 until July 1, 1993 he served as President and Chief Operating Officer. Prior to that time, Mr. Haggerty had a 29-year career with IBM Corporation (an information technology company), rising to the post of vice president and general manager of the worldwide OEM storage marketing business. Mr. Haggerty has been director of the Company since October 2004. Mr. Haggerty is also a director of Pentair Corporation, Beckman Coulter, Inc. and Deluxe Corporation, publicly-held companies, and a director and a member of the Audit Committee of Engenio Information Technologies, Inc., a privately held company.

The Board of Directors recommends you vote FOR the election of each of the nominees in Class III as directors of the Company for a three-year term. Assuming the presence of a quorum, directors shall be elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors.
Item No. 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Finance Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for 2005. PwC has audited the Company’s financial statements since PwC was formed in 1998 by the merger of the accounting firms of Price Waterhouse LLP and Coopers & Lybrand L.L.P. Prior to their merger, Coopers & Lybrand L.L.P. audited the Company’s financial statements for the years 1996 and 1997. Representatives of PwC will attend the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
Shareholder ratification of the appointment of PwC as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the appointment of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit and Finance Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit and Finance Committee, which is solely responsible for appointing and terminating the Company’s independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
The Board of Directors recommends you vote FOR ratification of the appointment of the independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for ratification of the appointment of the independent registered public accounting firm.
Item No. 3
APPROVAL OF 2005 STOCK INCENTIVE PLAN
On February 2, 2005, the Board adopted, subject to shareholder approval, the 2005 Stock Incentive Plan (the “2005 Incentive Plan”). The purpose of the 2005 Incentive Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, independent contractors, advisors and non-employee directors capable of assuring the future success of the Company and motivating such persons to put forth maximum efforts for the success of the Company’s business. The 2005 Incentive Plan will allow the Company to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s shareholders.
The Company currently awards stock options and restricted stock to employees, officers, consultants, independent contractors and advisors under the 2000 Stock Incentive Plan (the “2000 Incentive Plan”). In addition, the Company awards stock options, restricted stock and restricted stock units to non-employee directors under the 1996 Director Stock Compensation Program (the “1996 Director Plan”). As of January 24, 2005, the Company had approximately 752,000 shares remaining available for future awards under the 2000 Incentive Plan and approximately 66,600 shares remaining available for future awards under the 1996 Director Plan. No further stock-based awards will be made pursuant to the 2000 Incentive Plan or the 1996 Director Plan upon shareholder approval of the 2005 Incentive Plan.
The Board believes that the continuation of stock-based compensation programs is essential in attracting, retaining and motivating highly qualified officers, employees and non-employee directors to enhance the Company’s success. The 2005 Incentive Plan will allow for the continued use of stock-based compensation. In addition, because the 2005 Incentive Plan permits the grant of stock-based awards to non-employee directors, the Company will no longer need to maintain a separate equity compensation plan for directors. The flexibility of the 2005 Incentive Plan will allow future awards to be based on then-current objectives for aligning compensation with shareholder value.
The following is a summary of the material terms of the 2005 Incentive Plan and is qualified in its entirety by reference to the 2005 Incentive Plan. A copy of the 2005 Incentive Plan is attached as Appendix A to this Proxy Statement.
Administration
The Compensation Committee (for purposes of this summary, the “Committee”), will administer the 2005 Incentive Plan and will have full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2005 Incentive Plan. In addition, the Committee can specify whether, and under what circumstances, awards to be received under the 2005 Incentive Plan or amounts payable under such awards may be deferred automatically or at the election of either the holder of the award or the Committee. Subject to the provisions of the 2005 Incentive Plan, the Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Committee has authority to interpret the 2005 Incentive Plan and establish rules and regulations for the administration of the 2005 Incentive Plan.
The Committee may delegate its powers under the 2005 Incentive Plan to one or more directors (including a director who is also an officer of the Company), except that the Committee may not delegate its powers to grant awards to executive officers or directors who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or in a way that would violate Section 162(m) of the Internal Revenue Code. In addition, the Committee may authorize one or more non-director officers of the Company to grant stock options under the 2005 Incentive Plan, provided that stock option awards made by these officers may not be made to executive officers or directors who are subject to Section 16 of the Exchange Act. The Board of Directors may also exercise the powers of the Committee at any time, so long as its actions would not violate Section 162(m) of the Internal Revenue Code.
Eligible Participants
Any employee, officer, consultant, independent contractor, advisor or non-employee director providing services to the Company or any of its affiliates, who is selected by the Committee, is eligible to receive an award under the 2005 Incentive Plan. As of the date of this Proxy Statement, approximately 2,300 employees, officers, consultants, independent contractors, advisors and directors were eligible as a class to be selected by the Committee to receive awards under the 2005 Incentive Plan.

Shares Available For Awards
The aggregate number of shares of Imation common stock that may be issued under all stock-based awards made under the 2005 Incentive Plan will be 2,500,000. Certain awards under the 2005 Incentive Plan are subject to limitations as follows:

•	No person may be granted under the 2005 Incentive Plan in any calendar year awards, the value of which is based solely on an increase in the value of Imation common stock after the date of grant of the award, of more than 500,000 shares in the aggregate.

•	The maximum number of shares that may be awarded under the 2005 Incentive Plan pursuant to grants of restricted stock, restricted stock units and stock awards is 1,500,000.

•	Non-employee directors, as a group, may not be granted awards in the aggregate of more than 500,000 of the shares available for awards under the 2005 Incentive Plan.

•	A maximum of 2,500,000 shares will be available for granting incentive stock options under the 2005 Incentive Plan, subject to the provisions of Section 422 or 424 of the Internal Revenue Code or any successor provision.
The Committee may adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2005 Incentive Plan.
If an award is terminated, forfeited or cancelled without the issuance of any shares or if shares covered by an award are not issued for any other reason, then the shares previously set aside for such award will be available for future awards under the 2005 Incentive Plan. If shares of restricted stock awarded under the 2005 Incentive Plan are forfeited or otherwise reacquired by the Company prior to vesting, those shares will again be available for awards under the 2005 Incentive Plan. In addition, shares withheld as payment of the purchase or exercise price of an award or in satisfaction of tax obligations relating to an award will again be available for granting awards, except that, after May 4, 2015, any previously issued shares withheld in connection with the satisfaction of tax obligations relating to restricted stock will not be available again for granting awards. Prior to May 4, 2015, any previously issued shares that are used as payment of the purchase or exercise price of an award or in satisfaction of tax obligations relating to an award will again be available for awards under the 2005 Incentive Plan.
Types of Awards and Terms and Conditions
The 2005 Incentive Plan permits the granting of:

•	stock options (including both incentive and non-qualified stock options);

•	stock appreciation rights (“SARs”);

•	restricted stock and restricted stock units;

•	dividend equivalents;

•	performance awards of cash, stock or property;

•	stock awards; and

•	other stock-based awards.
Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2005 Incentive Plan or any other compensation plan. Awards can be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of Imation common stock, other securities or property, or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value of Imation common stock on the date of grant of such option or SAR except to satisfy legal requirements of foreign jurisdictions or if the award is in substitution for an award previously granted by an entity acquired by Imation. Determinations of fair market value under the 2005 Incentive Plan will be made in accordance with methods and procedures established by the Committee. The term of awards will not be longer than 10 years from the date of grant.
Stock Options. The holder of an option will be entitled to purchase a number of shares of Imation common stock at a specified exercise price during a specified time period, all as determined by the Committee. The option exercise price may be payable either in cash or, at the discretion of the Committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price.
Stock Appreciation Rights. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the Committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of Imation common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the Committee.
Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of Imation common stock subject to restrictions imposed by the Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of Imation common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee. The minimum vesting period for these awards is three years from the date of grant, unless the award is conditioned on personal performance, or the performance of Imation or its affiliates, in which case the minimum vesting period is one year from the date of grant. The Committee also may permit accelerated vesting in the case of a participant’s death, disability or retirement, or a change in control of Imation. If the participant’s employment or service as a director terminates during the vesting period for any other reason, the restricted stock and restricted stock units will be forfeited, unless the Committee determines that it would be in the Company’s best interest to waive the remaining restrictions.
Dividend Equivalents. The holder of a dividend equivalent will be entitled to receive payments (in cash, shares of Imation common stock, other securities or other property) equivalent to the amount of cash dividends paid by the Company to shareholders, with respect to the number of shares determined by the Committee. Dividend equivalents will be subject to other terms and conditions determined by the Committee.
Performance Awards. The Committee may grant awards under the 2005 Incentive Plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. A performance award may be payable in cash or stock and will be conditioned solely upon the achievement of one or more objective performance goals established by the Committee in compliance with Section 162(m) of the Internal Revenue Code. The Committee must determine the length of the performance period, establish the performance goals for the performance period, and determine the amounts of the performance awards for each participant no later than 90 days after the beginning of each performance period according to the requirements of Section 162(m) of the Internal Revenue Code.
Performance goals must be based solely on one or more of the following business criteria, applied on a corporate, subsidiary, division, business unit or line of business basis: sales,

revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, capital and net capital employed), shareholder return (including total shareholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation. The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures. The Committee may establish rules during the first 90 days of a performance period to permit the Committee to adjust any evaluation of the performance under the applicable goals to exclude the effect of certain events, including asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.
Under the 2005 Incentive Plan, the Committee is required to certify that the applicable performance goals have been met prior to payment of any performance awards to participants. The maximum amount that may be paid with respect to performance awards to any participant in the aggregate in any calendar year is $2,000,000 in value, whether payable in cash, stock or other property.
Stock Awards. The Committee may grant unrestricted shares of Imation common stock, subject to terms and conditions determined by the Committee and the limitations in the 2005 Incentive Plan.
Other Stock-Based Awards. The Committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Imation common stock, subject to terms and conditions determined by the Committee and the limitations in the 2005 Incentive Plan.
Duration, Termination and Amendment. Unless discontinued or terminated by the Board, the 2005 Incentive Plan will expire on May 4, 2015. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2005 Incentive Plan prior to expiration may extend beyond the expiration of the 2005 Incentive Plan through the award’s normal expiration date.
The Board may amend, alter, suspend, discontinue or terminate the 2005 Incentive Plan at any time, although shareholder approval must be obtained for any action that would increase the number of shares of Imation common stock available under the 2005 Incentive Plan, increase the award limits under the 2005 Incentive Plan, permit awards of options or SARs at a price less than fair market value, permit repricing of options or SARs, or cause Section 162(m) of the Internal Revenue Code to become unavailable with respect to the 2005 Incentive Plan. Shareholder approval is also required for any action that requires shareholder approval under the rules and regulations of the Securities and Exchange Commission, the New York Stock Exchange or any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company.
Prohibition on Repricing Awards
Without the approval of the Company’s shareholders, the Committee will not reprice, adjust or amend the exercise price of any options or the grant price of any SAR previously awarded, whether through amendment, cancellation and replacement grant or any other means, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2005 Incentive Plan.
Transferability of Awards
Unless otherwise provided by the Committee, awards under the 2005 Incentive Plan may only be transferred by will or by the laws of descent and distribution.
Federal Income Tax Consequences
Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.
Exercise of Options and SARs. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Imation common stock acquired on the date of exercise over the exercise price, and the Company will generally be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and the Company will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Imation common stock received are taxable to the recipient as ordinary income and generally deductible by the Company.
Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option or SAR, except that the Company may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Internal Revenue Code have been satisfied.
Awards Other than Options and SARs. As to other awards granted under the 2005 Incentive Plan that are payable either in cash or shares of Imation common stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. The Company will generally be entitled at that time to an income tax deduction for the same amount.
As to an award that is payable in shares of Imation common stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Internal Revenue Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. The Company will generally be entitled at that time to an income tax deduction for the same amount.
Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, including the Company’s obligation to withhold or otherwise collect certain income and payroll taxes, and assuming that, as expected, stock options, SARs and certain other performance awards paid under the 2005 Incentive Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the Company will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2005 Incentive Plan.

Application of Section 16. Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Internal Revenue Code, shares received through the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of the Company’s income tax deduction will be determined as of the end of that period.
Delivery of Shares for Tax Obligation. Under the 2005 Incentive Plan, the Committee may permit participants receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to deliver shares of Imation common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the participant) to the Company to satisfy federal and state tax obligations.
New Plan Benefits
No benefits or amounts have been granted, awarded or received under the 2005 Incentive Plan. In addition, the Committee in its sole discretion will determine the number and types of awards that will be granted. Thus, it is not possible to determine the benefits that will be received by eligible participants if the 2005 Incentive Plan were to be approved by the shareholders. The closing price of a share of Imation common stock as reported on the New York Stock Exchange on March 11, 2005, was $34.98.
Equity Compensation Plan Information
The following table gives information about the Company’s common stock that may be issued upon the exercise of options under all of the Company’s existing equity compensation plans as of December 31, 2003, including the 2000 Stock Incentive Plan, the 1996 Employee Stock Incentive Program and the 1996 Director Stock Compensation Program. As of December 31, 2004, options are the only form of compensation that has been granted under the 1996 Employee Stock Incentive Program, options and restricted stock have been granted under the 2000 Stock Incentive Plan and options, restricted stock and restricted stock units have been granted to directors under the 1996 Director Stock Compensation Program. All of the compensation plans listed below have been approved by the Company’s shareholders.

				Number of securities
				remaining
				available for
				future issuance
	Number of			under the equity
	securities			compensation
	to be issued		Weighted-average	plans
	upon exercise of		exercise price of	(excluding securities
Equity compensation plans	outstanding options,		outstanding options,	reflected in the
approved by shareholders	warrants and rights		warrants and rights	first column)

2000 Stock Incentive Plan	2,834,794	(1)	$32.43	747,699	(2)
1996 Employee Stock Incentive Program	1,368,052		$22.99	0	(3)
1996 Director Stock Compensation Program	390,329	(4)	$27.08	66,611	(5)
Total	4,593,175	(6)	$29.16	814,310

(1)	This number does not include 51,912 shares of restricted stock.

(2)	Under the 2000 Stock Incentive Plan, the Compensation Committee may issue restricted stock, performance awards and other stock-based awards in addition to options and restricted stock units.

(3)	No additional awards may be granted under the Company’s 1996 Employee Stock Incentive Plan.

(4)	This number does not include 7,909 shares of restricted stock.

(5)	Under the 1996 Director Stock Compensation Program, the Compensation Committee may issue restricted stock in addition to options and restricted stock units.

(6)	This number does not include outstanding options for 433 shares of common stock at a weighted average exercise price of $10.39 per share that were assumed in connection with an acquisition. No subsequent grants of any kind will be made pursuant to this compensation plan.
The Board of Directors recommends that you vote FOR approval of the 2005 Stock Incentive Plan. The vote required to approve the 2005 Incentive Plan is a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the matter, provided that the total number of shares that vote on the proposal represents a majority of the shares outstanding on the record date.
OTHER BUSINESS
The Company is not aware of any business to be acted upon at the Annual Meeting other than that which is explained in this Proxy Statement. In the event that any other business calling for a vote of the shareholders is properly presented at the Annual Meeting, the holders of the proxies will have discretionary voting authority to vote your shares.
AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee of the Board of Directors (the “Committee”) is composed of four non-employee directors, each of whom is independent as defined under the New York Stock Exchange Listing Standards. The Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s web site and attached to this proxy as Appendix B. After appropriate review and discussion, the Committee determined that it had fulfilled its responsibilities under the Committee charter during fiscal year 2004. Furthermore, the Committee has taken the following actions with respect to the Company’s audited financial statements for the year ended December 31, 2004 (the “audited financial statements”):

•	The Committee has reviewed and discussed the audited financial statements with management of the Company.

•	The Committee has discussed with PwC, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61.

•	The Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, and has discussed with PwC its independence from the Company. In connection with its review of PwC’s independence, the Committee also considered whether PwC’s provision of non-audit services during the 2004 fiscal year was compatible with the maintenance of their independence and determined that it was.

•	Based on and relying on the review and discussions described above, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the U.S. Securities and Exchange Commission.

AUDIT AND FINANCE COMMITTEE
Ronald T. LeMay, Chair
Charles Haggerty
L. White Matthews, III
Daryl J. White
AUDIT AND OTHER FEES AND
AUDIT AND FINANCE COMMITTEE PRE-APPROVAL POLICIES
Audit and Other Fees
Following is a listing of the services provided by type and amount charged by PwC to the Company for fiscal years 2004 and 2003:

	Fiscal Year	Fiscal Year
	2004	2003

Audit Fees:
GAAP or Statutory audits	$1,171,201	$1,083,242
Sarbanes-Oxley 404 audits	$684,357	$0

Total Audit Fees(1)	$1,855,558	$1,083,242
Audit Related Fees:
Services related to business transactions	$33,739	$91,476
Employee benefit plan audits	$41,203	$15,177
Attest services & other	$25,481	$32,978

Total Audit Related Fees	$100,423	$139,631
Tax Fees (basic tax preparation and tax planning)	$146,956	$183,436
All Other Fees:
Financial training materials	$1,500	$11,600
Other	$0	$1,052

Total All Other Fees	$1,500	$12,652

(1)	Fees billed or expected to be billed for the audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2004, for the reviews of the Company’s consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, for the audit of management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and for the audit of the effectiveness of internal control over financial reporting are $1,855,558 of which an aggregate amount of $1,074,638 has been billed through December 31, 2004.
Audit and Finance Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services
All the services provided by PwC are subject to pre-approval by the Company’s Audit and Finance Committee. The Audit and Finance Committee has authorized the chair of the Committee to approve services by PwC in the event there is a need for such approval prior to the next full

Audit and Finance Committee meeting. The chair reports any pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting.
With respect to each proposed pre-approved service, the independent registered public accounting firm will provide back-up documentation, including estimated fees regarding the specific services to be provided. The Audit and Finance Committee (or chair, as applicable) reviews the services and the estimated fees and considers whether approval of the proposed services will have a detrimental impact on PwC’s independence prior to approving any service. On an annual basis, a member of the Company’s management reports to the Audit and Finance Committee all audit and non-audit services performed during the previous twelve months and all fees billed by the Company’s independent registered public accounting firm for such services.
In fiscal 2004, all audit services, audit related services, tax services and those items described above under all other fees were pre-approved by the Audit and Finance Committee.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee of the Company’s Board of Directors is responsible for establishing the Company’s executive compensation philosophy and administering each component of the executive compensation program. In this regard, the Committee reviews and makes recommendations as to compensation and benefits programs for the Company’s executive officers and sets Chief Executive Officer compensation; and oversees administration of certain stock and benefit plans. The Committee’s charter reflects these various responsibilities, and the Committee and the Board periodically review and revise the charter. The Committee is comprised entirely of non-employee directors, each of whom is independent as defined under the New York Stock Exchange listing standards. The Committee Chairperson reports on Committee actions and recommendations at Board meetings. In addition, the Committee has the authority to engage the services of outside advisors, experts and others to assist the Committee. For the past two years, the Committee has directly engaged an outside compensation consulting firm to assist the Committee in its review of the compensation for the executive officers.
The Committee reviews each executive compensation component annually to maintain alignment with the Company’s goals and philosophy.
Philosophy. The Committee uses short-term (salary and annual incentives) and long-term (stock-based) compensation to motivate executives to achieve the Company’s strategic objectives, to align the interests of executives with those of shareholders, to provide competitive total compensation, to attract and retain highly qualified key executives, and to reward individual and Company performance. In February 2005, the Committee engaged in a review of the executive compensation philosophy, with the goal of ensuring the appropriate mix of fixed and variable compensation linked to individual and corporate performance. In the course of this review, the Committee sought the advice and input of both an outside compensation consultant and Company management.
Each component of the executives’ compensation is targeted at competitive levels, as measured by a comparison with identified peer companies. The companies identified by the Committee as a peer group for purposes of executive compensation comparison were determined by annual revenues, similar product lines, and companies identified as competitors for purposes of executive talent. The Committee reviews analysis gathered from a number of industry surveys which include the peer companies, with the data adjusted through regression analysis to reflect the Company’s size (based on annual revenue) relative to those companies included in the analysis. This size-adjusted data is deemed by the Committee to provide an accurate representation of the competitive market. For 2005, the Committee hired an outside compensation consultant to review and provide guidance and recommendations on appropriate compensation, including long term incentive compensation, for the Company’s executive officers.
While the Committee recognizes the need to maintain competitive levels of target compensation for the Company’s executives — in order to retain and attract qualified talent — it also desires to maintain a compensation program which rewards high performance. To the extent the Company’s performance is greater than the performance of its industry peers, total compensation is designed to exceed the competitive median. If Company performance falls short of the performance of industry peers, total compensation would be expected to also fall below the competitive median.

Components. The Company’s executive compensation program is comprised of three major components, with each playing a specific role in support of the executive compensation philosophy, as follows:

•	base salary;

•	annual incentive compensation; and

•	stock-based compensation.
In determining compensation, the Committee considers all elements of an executive’s compensation package. The Company’s compensation program is designed to enhance shareholder value by linking a large portion of executive officers’ compensation directly to Company and/or business unit performance.
Base Salary. Information regarding the competitiveness of Company executives’ base salary was provided to the Committee through the data analysis described above. The Committee granted base salary increases to certain executives as warranted by individual performance, level of responsibility, scope and complexity of the position, and salary levels for comparable positions at companies in the compensation peer group. The Committee believes that base salaries for the executive officers of the Company are positioned at competitive levels.
Annual Incentive Compensation. The Committee approved annual target bonus award for each individual executive and all participating non-commissionable employees, as a percent of base salary, under the Company’s 2004 bonus plan. Additionally, the Board approved the financial performance targets for the Company as a whole. Payout of bonuses was derived through achievement of certain levels of performance against revenue attainment targets, operating income attainment targets and free cash flow targets. An executive officer’s bonus, together with those payable to other participating non-commissionable employees as a group, could increase or decrease proportionately for performance levels over or under targeted levels.
For the bonus plan year 2004, Company overall performance was below the 100% target with respect to revenue and operating income goals and above the 100% target for free cash flow goals. Based on the Company’s 2004 results, the Company made an annual bonus payout of 25% (of the 100% payout) for the corporate component of the annual bonus plan was made. In addition, other business or functional unit specific components of the plan were above or below target, resulting in higher or lower levels of cash compensation being paid to executive officers and non-commissionable employees in those business or functional units. For the individuals named in the Summary Compensation Table, the bonus percentage payout was 0% for Mr. Henderson, Mr. Monahan’s bonus payout was calculated pursuant to the terms of his Separation Agreement and General Release with the Company. See “Employment, Separation and Severance Agreements and Transaction Bonuses — Separation Agreement and General Release with Mr. Monahan.” 25% for Mr. Russomanno, and 40% for Ms. Chase, Mr. Sullivan and Mr. Zeller.
Stock-Based Compensation and Stock Ownership Guidelines. The Committee and management believe that broad and significant employee ownership of Company stock effectively motivates the building of shareholder wealth and aligns the interests of employees with those of the Company’s shareholders. Stock-based awards in the form of stock option grants and restricted stock awards can be made under the Company’s 2000 Stock Incentive Plan and, if approved by the shareholders at the annual meeting, the Company’s 2005 Stock Incentive Plan.
Stock options and restricted stock awards granted to Company executives are based on the market competitive value of long-term incentives held by other executives having similar levels of responsibility within the defined peer group of companies, executive performance and contribution, and expected Company performance.

Stock option grants allow executive officers to acquire shares of the Company’s common stock at the fair market value in effect on the date of grant and typically vest over a four-year period. In 2004, Mr. Russomanno also received a grant of 50,000 performance-based stock options. The option will generally provide a return to the executive only if he or she remains an employee of the Company until the options have vested, and then only if the market value of the stock appreciates over the term of the option. The table entitled “Option Grants in Last Fiscal Year” summarizes the stock options granted during 2004 to the individuals named in the Summary Compensation Table. Restricted stock grants typically vest over a four-year period. The restricted stock will provide a return to the executive only if he or she remains an employee of the Company until the restricted stock has vested, and can provide additional returns if the market value of the stock appreciates over the price at the grant date. The Summary Compensation Table summarizes the restricted stock granted during 2004 to the individuals named in the Summary Compensation Table.
In November 2004, the Board of Directors approved stock ownership guidelines for senior management: the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Vice Presidents. The ownership guidelines are determined as a multiple of the executive’s base salary and then converted to a fixed number of shares based on the Company’s prior 30-day average closing common stock price as reported by the New York Stock Exchange and rounded to the nearest 100 shares. Executives are required to achieve their ownership within five years from the date they become subject to the guidelines, subject to certain limited hardship exceptions. If an executive’s stock ownership guideline increases because of a promotion to a higher-level position, the five-year period to achieve the incremental guideline begins in January following the year of the promotion.
Chief Executive Officer Compensation. In May 2004, the Company’s CEO position was transitioned from Mr. Monahan to Mr. Henderson. For each CEO, the CEO’s base salary, target bonus and stock based compensation was established by a process similar to that discussed previously for other executive officers. Mr. Monahan’s total cash compensation declined approximately 57% in fiscal year 2004 due to Company performance not meeting 100% of performance targets for the year and due to his retirement in June 2004. Mr. Monahan’s base compensation was $371,488 and his bonus payment was $118,969 for 2004. Mr. Monahan was not granted any stock-based compensation in 2004 due to his retirement. The Company had a Severance Agreement with Mr. Monahan, the terms of which are described under the heading “Employment, Separation and Severance Agreements and Transaction Bonuses-Severance Agreement with Mr. Monahan.” Since Mr. Monahan retired from the Company in June 2004, no payments were made to Mr. Monahan under the terms of the Severance Agreement.
The Company entered into an Employment Agreement with Mr. Henderson, the terms of which are described under the heading “Employment, Separation and Severance Agreements and Transaction Bonuses-Employment Agreement with Mr. Henderson.” Under the terms of the Employment Agreement, Mr. Henderson’s base salary for 2004 was $650,000. Mr. Henderson had a target bonus opportunity of $520,000 under the 2004 bonus incentive plan, based solely on attainment of overall Company performance targets at a level of 100% (which amount would have been prorated to $331,032 based on his joining the Company in May of 2004) . Mr. Henderson’s bonus opportunity could have increased to a maximum of $780,000 if the Company met its performance targets at the 150% level (which amount would have been prorated to $496,548 based on his joining the Company in May of 2004). Since the Company met its performance targets only for the first quarter, prior to Mr. Henderson’s arrival at the Company, Mr. Henderson did not receive a cash bonus incentive award for 2004. Mr. Henderson received a grant of 40,000 stock options and 175,000 performance-based stock options, as described in the table entitled “Option Grants in Last Fiscal Year.” The Board of Directors met without the CEO on February 2, 2005 to formally evaluate the CEO’s 2004 performance. The CEO evaluation is used as a part of the basis for determining CEO compensation. After review of the CEO’s performance and market data provided by the Committee’s compensation consultant, the Committee determined to increase Mr. Henderson’s base salary to $770,000, effective May 1, 2005. The Committee also determined to amend Mr. Henderson’s performance based stock options to use fiscal 2004 operating income (before deducting restructuring and other special items) as baseline for measuring fiscal performance rather than fiscal 2003 operating income.
Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct, for federal income tax purposes, certain compensation in excess of $1 million per year paid to persons named in the Summary Compensation Table. The tax law exempts from this rule compensation resulting from the exercise of stock options granted under the conditions specified in the regulations. Under the Company’s 1996 Employee Stock Incentive Program and 2000 Stock Incentive Plan, compensation deemed paid to an executive officer when he or she exercises an outstanding option under either of these plans qualifies as performance-based compensation which will not be subject to the $1 million limitation. For fiscal year 2004, compensation paid to the CEO was not more than the Section 162(m) limit. The Committee has reviewed, and will continue to review as circumstances change, the effects of the Section 162(m) limit on the deductibility of amounts paid under the Company’s compensation programs.
Summary. The Committee believes the compensation plans for the Company’s executive officers have been designed so as to focus the efforts of the Company’s executive officers on the achievement of the Company’s business strategy and corporate objectives and to align the executives’ interests with those of its shareholders. The Committee will continue to evaluate these programs on an annual basis to ensure they continue to do so.

COMPENSATION COMMITTEE
Daryl J. White, Chair
Michael S. Fields
Linda W. Hart
Charles Reich

COMPENSATION OF EXECUTIVE OFFICERS
The following table shows compensation for each of the last three fiscal years for each individual who served as Chief Executive Officer during 2004 and each of the other four most highly compensated executive officers who were serving as executive officers at the end of 2004.

Summary Compensation Table

					Long-Term Compensation

					Awards		Payouts
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(3)	Options	Payouts	Compensation(4)

Bruce A. Henderson,	2004	$417,508	$0	$92,697	$261,690	215,000	0	0
Chairman and Chief Executive Officer(5)

William T. Monahan	2004	$371,488	$118,969	$15,418	$0	0	0	$235,462
Former Chairman,	2003	$678,013	$456,206	$15,289	$0	125,000	0	$7,500
President and	2002	$610,756	$936,313	$13,060	$0	85,000	0	$38,706
Chief Executive Officer (6)

Jacqueline A. Chase	2004	$268,378	$54,936	$4,787	$153,898	5,816	0	$7,688
Vice President,	2003	$249,909	$94,092	$1,940	$0	12,500	0	$7,500
Human Resources	2002	$237,505	$198,807	$1,940	$0	35,000	0	$25,625

Frank P. Russomanno	2004	$461,894	$80,500	$437	$369,196	63,958	0	$7,688
Executive	2003	$302,237	$157,405	$0	$0	30,000	0	$7,500
Vice President and	2002	$244,524	$312,000	$0	$0	55,000	0	$7,500
Chief Operating Officer

John L. Sullivan	2004	$310,887	$70,560	$7,574	$196,958	7,444	0	$7,688
Senior	2003	$289,563	$116,478	$4,692	$0	16,000	0	$7,500
Vice President,	2002	$278,467	$241,109	$2,463	$0	40,000	0	$22,202
General Counsel and Secretary

Paul R. Zeller	2004	$266,980	$61,905	$2,530	$282,059	11,871	0	$7,688
Vice President and	2003	$221,368	$70,881	$1,114	$0	10,000	0	$7,500
Chief Financial Officer	2002	$215,143	$162,518	$0	$0	25,000	0	$7,500

(1)	The amounts shown for 2004 include a discretionary bonus of $5,793 for Ms. Chase (including $793 related to Ms. Chase’s participation as a Top Performer in certain Company sponsored events) and $10,000 for each of Messrs. Sullivan and Zeller. The remaining amounts shown for 2004 are cash payments payable to the named individuals under the Company’s 2004 bonus plan. The amounts shown for 2003 include years-of-service awards of $74 for Mr. Sullivan and $446 for Mr. Russomanno. The remaining amounts shown for 2003 are cash payments payable to the named individuals under the Company’s 2003 bonus plan. The amounts shown for 2002 include a years-of-service award of $508 for Mr. Monahan, a retention bonus of $60,000 for Mr. Russomanno, a discretionary bonus of $7,657 for Mr. Sullivan, a discretionary bonus of $639 related to Mr. Zeller’s participation as a Top Performer in certain Company sponsored events and transaction bonuses payable to certain named individuals as a result of the sales of assets of the Company’s color proofing and color software business and the North American Digital Solutions and Services business in the aggregate amounts of $174,000 for Mr. Monahan, $40,280 for Ms. Chase, $53,600 for Mr. Sullivan and $42,200 for Mr. Zeller. The remaining amounts shown for 2002 are cash payments payable to the named individuals under the Company’s 2002 bonus plan. See “Employment, Separation and Severance Agreements and Transaction Bonuses.”

(2)	The amounts shown for 2004 include payment of $85,678 in relocation benefits ($75,000 to cover relocation expenses plus $10,678 to cover the income taxes payable on this additional taxable income, as provided in Mr. Henderson’s Employment Agreement) for Mr. Henderson. See “Employment, Separation and Severance Agreements and Transaction Bonuses — Employment Agreement with Mr. Henderson.”

(3)	For purposes of this table, restricted stock is valued based on the closing price of the Company’s common stock on the date of grant. All shares of restricted stock vest 25% each year beginning on the first anniversary of the date of grant. Dividends paid on shares of restricted stock are held by the Company until the shares vest. As of December 31, 2004, the number and fair market value of all shares of restricted stock held by each named individual were as follows: Mr. Henderson, 6,500 shares, $206,895; Mr. Monahan, 0 shares, $0; Ms. Chase, 3,860 shares, $122,864; Mr. Russomanno, 9,260 shares, $294,746; Mr. Sullivan, 4,940 shares, $157,240; and Mr. Zeller, 7,900 shares, $251,457.

(4)	The amounts shown for 2004 include payment of $227,774 to Mr. Monahan for consulting and advisory services to the Company. See “Employment, Separation and Severance Agreements and Transaction Bonuses — Separation Agreement and General Release with Mr. Monahan.” The remaining amounts shown for 2004 are the value of Company contributions of common stock to the accounts of the named individuals under the Retirement Investment Plan, which is $7,688 for each named individual.

(5)	Mr. Henderson joined the Company as Chairman and Chief Executive Officer in May 2004.

(6)	Mr. Monahan retired from the Company in June 2004.

Option Grants in Last Fiscal Year

	Individual Grants

			% of Total Options
	Number of Securities		Granted to	Exercise
	Underlying Options		Employees in	Price		Grant Date
Name	Granted		Fiscal Year 2004	($/Share)	Expiration Date	Present Value(3)

Bruce A. Henderson	40,000	(1)	4.75%	$40.26	5/13/2011	$622,000
	175,000	(2)	20.78%	$40.26	5/13/2011	$1,823,238
William T. Monahan	0		0%	n/a	n/a	n/a
Jacqueline A. Chase	5,816	(1)	.69%	$39.87	5/5/2011	$88,287
Frank P. Russomanno	13,958	(1)	1.66%	$39.87	5/5/2011	$211,882
	50,000	(2)	5.94%	$40.26	5/13/2011	$520,925
John L. Sullivan	7,444	(1)	.88%	$39.87	5/5/2011	$113,000
Paul R. Zeller	4,653	(1)	.55%	$39.87	5/5/2011	$70,633
	7,218	(1)	.86%	$33.03	11/11/2011	$91,741

(1)	These options were granted at the fair market value of a share of common stock on the grant date, become exercisable at the rate of 25% each year beginning on the first anniversary of the date of grant, and expire seven years from the grant date. These options vest in the event of termination of the employee within two years of a change of control (other than for cause).

(2)	These options were granted at the fair market value of a share of common stock on the grant date, become exercisable only in the event the Company meets certain performance criteria (see below), and expire seven years from the grant date. These options vest in the event of termination of the employee within two years of a change of control (other than for cause). Mr. Henderson’s performance based options will vest as follows: (i) 100,000 shares on May 13, 2008, if the Company achieves a 10% or greater compounded average annual growth in operating income for the period beginning on January 1, 2005 and ending on December 31, 2007, as compared to the December 31, 2004 full fiscal year operating income before deducting restructuring and other special items (i.e., $79.1 million) and (ii) 75,000 shares on February 14, 2011, if the Company achieves a 15% or greater compounded average annual growth in operating income for the period beginning on January 1, 2008 and ending on December 31, 2010, as compared to the December 31, 2007 full fiscal year operating income. Mr. Russomanno’s performance based options will vest on

May 13, 2008 if the Company achieves a 10% or greater compounded average annual growth in operating income for the period beginning on January 1, 2004 and ending on December 31, 2007, as compared to the December 31, 2003 full fiscal year operating income.

(3)	In accordance with rules of the Securities and Exchange Commission, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company’s use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following weighted average assumptions were made for purposes of calculating the grant date present value for the options: expected life of the option of five years, volatility at 41%, dividend yield at 1.0%, risk free rate of return of 3.67% for all options and for Mr. Henderson’s and Mr. Russomanno’s performance based options, an additional discount rate of 33.0% was applied (as recommended by the Compensation Committee’s compensation consultant) to recognize the risk associated with performance based option grants.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

			Number of Securities		Value of Unexercised
	Number of		Underlying Unexercised		In-the-Money Options at
	Shares		Options at 12/31/04		12/31/04
	Acquired on
Name	Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Bruce A. Henderson	0	$0	0	215,000	$0	$0
William T. Monahan	85,000	$1,479,000	410,340	0	$2,845,821	$0
Jacqueline A. Chase	44,380	$691,886	55,625	32,691	$332,800	$115,250
Frank P. Russomanno	0	$0	78,130	115,208	$541,171	$204,825
John L. Sullivan	0	$0	109,000	39,444	$1,025,850	$137,050
Paul R. Zeller	0	$0	61,030	31,871	$510,048	$71,650
Compensation Under Retirement Plans
The Company’s Cash Balance Pension Plan (the “Pension Plan”), which is qualified under the applicable provisions of the Internal Revenue Code, covers substantially all domestic employees of the Company. Under the Pension Plan, benefits are determined by the amount of annual pay credits to each employee’s account (equal to 6% of each employee’s annual eligible earnings paid in that year) and annual interest credits (equal to the return on 30-year U.S. Treasury Bonds as of November of the previous year) to such accounts. For the Pension Plan year 2004, the interest-crediting rate was 5.12%. At retirement, participants eligible for benefits may receive their account balance in a lump sum or as a monthly pension having an equivalent actuarial value. Certain limitations on the amount of benefits under tax qualified plans, such as the Company’s Retirement Investment Plan and the Pension Plan, were imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”) and Tax Reform Act of 1986 (“TRA”). The Company’s non-qualified supplemental benefit plan provides for the payment of amounts to employees who may be affected by those limitations. The result of the payments under the non-qualified supplemental plans is that, in general, total benefits will be equal to the level of benefits which would have been payable under the named plans but for the ERISA and TRA limitations. The benefits under the Pension Plan and non-qualified supplemental benefit plan vest after five years of service to the Company.
The estimated annual compensation payable to each of the following individuals named in the Summary Compensation Table as a single life annuity payable at age 65 under both the Company’s qualified and non-qualified pension plans (assuming that the named individuals, except Mr. Monahan (who retired in June of 2004), continue to be employed by the Company until age 65 and receive 5% annual compensation increases and using an interest-crediting rate of 4.89%, which is the rate for 2005), are as follows: Mr. Henderson, $43,316.37, Ms. Chase, $91,114.38; Mr. Russomanno, $70,836.72; Mr. Sullivan, $112,659.23; and Mr. Zeller, $153,445.23. Each of the named individuals except Mr. Henderson has attained vesting in these plan benefits. Mr. Monahan’s annual benefit was based on his retirement date of June 4, 2004 and his annual benefit will be $79,642.01. All of these amounts were calculated based on compensation paid in 2004. Each named executive’s bonus for the year 2004, which was not paid until January 2005, was not included in the calculation, as the named executives would not receive pay credits under the Pension Plan for these amounts until 2005, the year such amounts were paid.
Mr. Russomanno will also retain (and Mr. Monahan retained), so long as they remain employed with the Company, the right to receive benefits accrued as of the date the Company was spun off from 3M under 3M’s pension plan. Employees who were 3M employees immediately prior to the spin-off whose age and years of 3M pension service as of the spin-off date equaled or exceeded 50 (with a minimum of 10 years of 3M pension service) continue to be credited with service for purposes of early retirement subsidies under 3M’s pension plan based on their combined pension service with the Company and 3M, and will have their 3M accrued benefits as of the spin-off date increased following the spin-off by 4% per year of employment with the Company. One half of the 4% per year increase will be paid to the individual by 3M and one half will be paid by the Company. Mr. Russomanno is eligible to continue to accrue service credit under 3M’s pension plan as described above. The annual amount payable by the Company to those named individuals (with retirement from the Company for Mr. Monahan on June 4, 2004 and assumed for Mr. Russomanno at age 65) is as follows: Mr. Monahan, $24,018.72 and Mr. Russomanno, $20,485.44.
Employment, Separation and Severance Agreements and Transaction Bonuses
Employment Agreement with Mr. Henderson. The Company has entered into an employment agreement with Mr. Henderson, (the “Agreement”), which commenced May 13, 2004 for an initial one-year term, with automatic one-year renewals, unless notice not to renew is given by either party. Pursuant to the Agreement, Mr. Henderson will serve as the Chief Executive Officer of the Company and the Company will have Mr. Henderson elected as Chairman of the Board. In addition to base salary of $650,000 for 2004, the Agreement provides for a target amount of cash incentive compensation conditioned on the attainment of objectives set by the Compensation Committee. The target amount is not less than 80% of the base salary and cannot exceed 150% of the target amount. The Agreement also provides for certain option grants to be made in 2004, a relocation payment of $75,000 (plus an additional “gross-up” amount to cover income taxes if the relocation payment is considered taxable income) and standard employee and fringe benefits.
The Agreement provides that if Mr. Henderson’s employment is terminated by the Company without Cause (as defined) or by Mr. Henderson for Company Breach (as defined), he will be entitled to receive (i) base salary and prorated cash incentive compensation, if any, (based on full year performance for the year of termination) earned but unpaid, (ii) an amount equal to one year’s base salary and (iii) an amount equal to the cash incentive target amount for the year of termination, all payable over the twelve month period following the date of termination (and with respect to the cash incentive target amount, the twelve month period after it has been calculated). In addition, the Company’s will continue to provide for twelve months, the same level of health insurance benefits provided at the time of termination. The severance payment obligations will terminate if Mr. Henderson violates the provisions of the Agreement on confidentiality or non-competition and does not cease the violating activities within five days of written notice by the Company. Company Breach is defined as (i) a change in duties or responsibilities with the Company that represents a substantial reduction of the duties or responsibilities as in effect immediately prior and is reasonably likely to subject Mr. Henderson to professional embarrassment or ridicule; (ii) a change by the Board in the duties or responsibilities of other senior executive officers of the Company that has the effect of precluding Mr. Henderson from effectively performing his duties and responsibilities; (iii) a material reduction in base salary that is not substantially proportionate to any reduction in the base compensation of other senior executives of the Company; or (iv) any material breach by the Company of any provision of the Agreement that is not remedied within 30 days after receipt of written notice from Mr. Henderson.
The Agreement provides that if Mr. Henderson’s employment is terminated by the Company for Cause, then the Company’s only obligation under the Agreement is to pay base salary earned and to reimburse for allowable expenses through the date of termination. Cause is defined in the Agreement and includes (i) gross incompetence or substantial failure to perform duties, (ii) misconduct that causes or is likely to cause harm to the Company or the Company’s reputation or (iii) failure to follow directions of the Board that are consistent with the duties under the Agreement. The Agreement provides that if Mr. Henderson resigns, then the Company’s only obligation under the Agreement is to pay base salary and prorated cash incentive compensation, if any (based on full year performance for the year of termination) earned but unpaid, payable over the twelve month period following the date of termination (and with respect to the cash incentive target amount, the twelve month period after it has been calculated) and to reimburse for allowable expenses through the date of termination.
The Agreement provides that if Mr. Henderson’s employment is terminated by reason of death, his estate will receive his base salary and prorated cash incentive compensation, if any, (based on full year performance for the year of termination) earned but unpaid and, to the extent permitted by the terms of the Company’s health insurance and disability benefits, the Company’s will continue to provide to eligible dependents for ninety days, the same level of health insurance benefits provided at the time of termination.
The Agreement provides that if Mr. Henderson’s employment is terminated by reason of disability, then the Company’s only obligation under the Agreement is to pay base salary earned to reimburse for allowable expenses through the date of termination and, to the extent permitted by the terms of the Company’s health insurance and disability benefits, the Company’s will continue to provide for ninety days, the same level of health insurance benefits provided at the time of termination.
If there is a Change in Control (as defined) of the Company and within one year thereafter, Mr. Henderson’s employment terminates for any reason other than termination by the Company for Cause or termination by Mr. Henderson for other than Company Breach, then the Company is obligated to pay to Mr. Henderson within 30 days of such termination a lump sum equal to (i) two times his total annual base salary in effect immediately prior to a Change of Control plus (ii) two times the average of his cash incentive compensation payment (if any) for the two years prior to a Change of Control, or, if he has been employed by the Company for less than two years, two times the amount of the last cash incentive compensation payment (if any) by the Company, or, if the he has been employed by the Company for less than one year, two times his target amount as determined by the Compensation Committee. The Agreement also provides that if Mr. Henderson receives payments due to a Change of Control that would subject him to any federal excise tax due under Section 280G or Section 4999 of the Internal Revenue Code, as applicable, then he will also receive a cash “gross-up” payment so that he will be in the same net after-tax position that he would have been in had such excise tax not been applied; provided however, the adjustment under Section 4999 shall not exceed the amount payable for the Change in Control. The Agreement also provides that the Compensation Committee has the sole right to redetermine and adjust the amount payable for a Change in Control event after the third anniversary of the effective date of the Agreement.

During the term of the Agreement and for the greater of the period during which the Company provides any severance payments or benefits or two years following termination of Mr. Henderson’s employment, Mr. Henderson is required to comply with provisions regarding non-competition with the Company.
Severance Agreement with Mr. Monahan. In August 2002, Mr. Monahan’s Employment Agreement with the Company was replaced with a Severance Agreement with the Company. The Severance Agreement is not triggered by voluntary retirement, and thus, was not triggered by Mr. Monahan’s retirement in June 2004. The Severance Agreement commenced as of August 7, 2002 for an initial one-year term, with automatic one-year renewals as long as Mr. Monahan was employed by the Company on the anniversary of the date the Severance Agreement became effective, unless the Company gave notice not to renew. If the Company gave notice not to renew, the Severance Agreement remained in effect for 12 months after the date Mr. Monahan received such notice. Under the Severance Agreement, Mr. Monahan would receive certain benefits upon termination of employment by the Company for any reason other than cause, termination of employment by Mr. Monahan for good reason or termination by the Company or Mr. Monahan because of disability, provided he entered into general release of all claims against the Company within 21 days of termination. Mr. Monahan also would have received standard death and disability benefits under the Severance Agreement.
Upon qualification for severance benefits, Mr. Monahan would have received (i) his full base salary earned and unpaid through the date of termination, (ii) any amount earned as a bonus with respect to the fiscal year of the Company preceding the date of termination if such bonus had not yet been paid and (iii) an amount representing credit for any vacation earned or accrued but not taken during the current vacation year. Upon termination, Mr. Monahan’s base salary payments would have ceased and he would receive a cash payment equivalent to the sum of (i) two times the average of the sum of the actual annual bonuses paid to him for the three years prior to the fiscal year in which the date of termination occurs (specifically excluding any long-term incentive compensation) plus (ii) an amount equal to two times his annual base salary for the fiscal year in which the date of termination occurred. In the case of a termination for disability, any amounts paid or payable under the Company’s disability benefits plans or under the Social Security disability insurance program would have been deducted from the total cash payment.
The Company would have also provided Mr. Monahan with the Company’s welfare benefits under the Company’s plans and programs, as elected by him, for two years following the date of termination. If Mr. Monahan participated in any defined benefit pension plan immediately before the termination of his employment, he would have received additional payments equal to the excess (if any) of (i) the amount that would be payable to him as a benefit from any pension plan, had he remained employed for an additional two years at comparable salary and bonus levels, over (ii) the amount actually payable as a benefit from any pension plan. Additionally, if 3M did not treat the two years after termination (during which Mr. Monahan was eligible for severance payments under the Severance Agreement) as a period of continued employment for purposes of determining grandfathered benefits from Mr. Monahan’s employment at 3M, then the Company would have paid a single lump sum cash payment (grossed up for any taxes) equal to the actuarial present value of the additional grandfathered benefits to which Mr. Monahan would have been entitled, had 3M treated the period as a period of continued employment.
In addition, upon Mr. Monahan’s termination of employment, all shares of restricted stock owned or held by Mr. Monahan or promised by the Company would have been immediately vested without further restriction, all stock options granted before the Severance Agreement became effective on August 7, 2002 that were not vested as of the date of termination of employment would have vested in full and remained exercisable in accordance with their terms and all options granted after August 7, 2002 would have continued to vest and be exercisable in accordance with their terms as if Mr. Monahan’s employment had terminated on the second anniversary of the date of his termination.
Finally, if any payment or benefit Mr. Monahan received pursuant to the Severance Agreement or otherwise was subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Monahan would have received a gross-up payment. The gross-up payment would have been calculated to ensure that he retains an amount of the gross-up payment equal to the excise tax imposed.
Separation Agreement and General Release with Mr. Monahan. In May 2004, in connection with Mr. Monahan’s retirement with the Company, the Company entered into a Separation Agreement and General Release with Mr. Monahan (“Separation Agreement”). The Separation Agreement provides for Mr. Monahan to provide consulting and advisory services to the Company as and when requested by the Company through September 30, 2004 for a total payment of $227,774. The Separation Agreement also provided for Mr. Monahan to receive a prorated portion of any bonus payable under the Company’s 2004 annual bonus plan, in an amount equal to 75% of the bonus payable on a base of $634,500. The Separation Agreement also provides for an agreement by Mr. Monahan not to compete with the Company for a period of two years as well as a standard release of all claims against the Company.
Severance Agreements With Other Executive Officers. Each of the other named executives has entered into a severance agreement with the Company which provides certain benefits upon termination of employment by the Company for any reason other than cause or termination of employment by the executive for good reason. Upon qualification for severance benefits, the executive would receive (i) the full base salary earned by the executive and unpaid through the date of termination, (ii) any amount earned by the executive as a bonus with respect to the fiscal year of the Company preceding the date of termination if such bonus has not been paid and (iii) an amount representing credit for any vacation earned or accrued by the executive but not taken during the current vacation year. In lieu of any further base salary payments to the executive for periods subsequent to the date of termination, and unless termination occurs after a change of control of the Company, the executive would also receive a cash amount equivalent to the sum of (i) an amount equal to the target bonus under the applicable bonus plan for the fiscal year in which the date of termination occurs plus (ii) an amount equal to one year’s salary for the fiscal year in which the date of termination occurs. In the event termination occurs after a change of control of the Company, the executive would instead be eligible to receive a cash amount equal to the sum of (i) an amount equal to two times the average of the sum of the actual bonuses paid to the executive for the two years prior to the fiscal year in which the date of termination occurs plus (ii) an amount equal to two times the executive’s annual salary for the fiscal year in which the date of termination occurs. The Company will also provide the executive with the Company’s standard medical and dental insurance coverages, as elected by the executive, for 12 months following the date of termination or 24 months after termination if the termination results from a change in control. In addition, all shares of restricted stock owned or held by the executive or promised by the Company will be immediately vested without further restriction.
Transaction Bonuses. Transaction bonuses were payable to Mr. Monahan, Ms. Chase, Mr. Sullivan and Mr. Zeller if the Company completed the sale of any or all of its business units by means of a business combination or a sale of all or substantially all of the Company’s assets pursuant to a definitive agreement entered into prior to December 31, 2002. The transaction bonuses qualified participating executives to receive from 0% to 100% of their maximum transaction bonus amount, depending on the business unit or combination of business units sold in a given transaction or combination of transactions. The maximum transaction bonus amount for Mr. Monahan was 60% of his base salary as of January 1, 2001. For each of the other named participating executives, the maximum transaction bonus amount was defined as 40% of base salary as of January 1, 2001. No participating executive named in the Summary Compensation

Table above was eligible to receive, in the aggregate, more than 100% of the maximum transaction bonus amount for which he or she was eligible. As a result of the sale of the Company’s color proofing and color software business to Kodak Polychrome Graphics on December 31, 2001, transaction bonuses were paid in 2002 to participating qualified named executives who were employed with the Company or Kodak Polychrome Graphics on the 120th day following the transaction or were eligible for severance benefits under a severance agreement. As a result of the sale of the North American Digital Solutions and Services business to DecisionOne Corporation on August 30, 2002, transaction bonuses were paid in 2002 to participating qualified named executives who were employed with the Company on the 120th day following the transaction or were eligible for severance benefits under a severance agreement.
SHAREHOLDER RETURN PERFORMANCE GRAPH
The graph and table below compare the cumulative total shareholder return on the Company’s common stock for the last five fiscal years with the cumulative total return of the S&P MidCap 400 Index and the Pacific Stock Exchange High Technology Index (“PSE High Tech Index”) over the same period. The graph and table assume the investment of $100 on December 31, 1999 in each of the Company’s common stock, the S&P MidCap 400 Index and the PSE High Tech Index and reinvestment of all dividends.
Five-Year Cumulative Total Return

(Total Return Index)	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Imation Corp.	$100.00	46.18	64.30	104.52	105.45	96.49
S&P MidCap 400 Index	100.00	117.51	116.80	99.86	135.40	157.70
PSE High Tech Index	100.00	83.88	70.94	47.41	72.35	81.10

GENERAL
Proxy Solicitation
The costs of preparing, printing and mailing this Proxy Statement will be paid by the Company, including the reimbursement to banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies from shareholders for a fee of $6,000, plus reimbursement for certain out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation, as well as by employees of Morrow & Co., Inc.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 is being sent to shareholders with this Proxy Statement. Where more than one shareholder resides at the same address, certain of such shareholders have received notice of the Company’s intent to deliver only one Proxy Statement and Annual Report, and the Company will do so unless it receives contrary instructions from one or more of the shareholders. Similarly, brokers and other intermediaries holding shares of common stock in “street name” for more than one beneficial owner with the same address may deliver only one Annual Report and one Proxy Statement to that address, if the appropriate notice was provided or consent obtained.
The Company will deliver promptly, upon written request to the address noted below or oral request to Imation shareholder services at The Bank of New York at 1-800-432-0140, a separate copy of the Proxy Statement and/or Annual Report for the year ended December 31, 2004 to a shareholder at a shared address to which a single copy was delivered, including a beneficial owner of stock held in “street name.” A shareholder may also use the address below or the phone number noted above, if a shareholder wishes to receive separate Proxy Statements and/or Annual Reports in the future or shareholders sharing an address wish to request delivery of a single copy of the Proxy Statement or Annual Report if they are receiving multiple copies. If your shares are held in “street name” and you want to increase or decrease the number of copies of the Company’s Annual Report and Proxy Statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf. Requests to the Company should be addressed to:

INVESTOR RELATIONS
IMATION CORP.
1 IMATION PLACE
OAKDALE, MN 55128
Shareholder Proposals for 2006 Annual Meeting
Any shareholder proposal intended to be presented at the Company’s Annual Meeting of Shareholders to be held in 2006 that is requested to be included in the Company’s Proxy Statement must be received at the principal executive offices of the Company by the close of business on November 21, 2005. Such proposal must also comply with all applicable statutes and regulations and must be sent to the attention of the Secretary of the Company.
If a shareholder wishes to present any other proposal or nominate a person to be elected as a director at the Company’s Annual Meeting of Shareholders to be held in 2006, the proposal or nomination must be received in writing by the Secretary of the Company at the Company’s principal executive offices between February 3, 2006 and March 5, 2006. However, if the Annual Meeting is to be held before April 24, 2006 or after May 14, 2006, then the proposal or nomination must be received before the later of (i) the close of business on the 10th day following the day on which notice of the meeting date is mailed or public disclosure of the meeting date is made, whichever occurs first, and (ii) the close of business 60 days before the Annual Meeting. The proposal or nomination must contain the specific information required by the Company’s Bylaws, a copy of which may be obtained by writing to the Secretary of the Company.
Dated: March 21, 2005

BY ORDER OF THE BOARD OF DIRECTORS,

John L. Sullivan
Senior Vice President, General Counsel and Secretary

APPENDIX A
IMATION CORP.
2005 STOCK INCENTIVE PLAN
Section 1.     Purpose
The purpose of the Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, independent contractors, advisors and non-employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s stockholders.
Section 2.     Definitions
As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Performance Award, Stock Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(f) “Committee” shall mean the Compensation Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the Code. The Company expects to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(g) “Company” shall mean Imation Corp., a Delaware corporation, or any successor corporation.

(h) “Director” shall mean a member of the Board.

(i) “Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.

(j) “Eligible Person” shall mean any employee, officer, consultant, independent contractor, advisor or non-employee Director providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares on a given date for purposes of the Plan shall be the closing sale price of the Shares on the New York Stock Exchange as reported in the consolidated transaction reporting system on such date or, if such Exchange is not open for trading on such date, on the most recent preceding date when such Exchange is open for trading.

(m) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(n) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(o) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(p) “Other Stock-Based Award” shall mean any right granted under Section 6(g) of the Plan.

(q) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(r) “Performance Award” shall mean any right granted under Section 6(e) of the Plan.

(s) “Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, capital and net capital employed), stockholder return (including total stockholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. Pursuant to rules and conditions adopted by the Committee on or before the 90th day of the applicable performance period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

(t) “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(u) “Plan” shall mean this Imation Corp. 2005 Stock Incentive Plan, as amended from time to time.

(v) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(w) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(x) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

(y) “Section 162(m)” shall mean Section 162(m) of the Code and the applicable Treasury Regulations promulgated thereunder.

(z) “Shares” shall mean shares of Common Stock, par value of $0.01 per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(aa)“Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(bb)“Stock Award” shall mean any Share granted under Section 6(f) of the Plan.
Section 3.     Administration
(a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement, provided, however, that, except as otherwise provided in Section 4(c) hereof, the Committee shall not reprice, adjust or amend the exercise price of Options or the grant price of Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means; (vi) accelerate the exercisability of any Award or the lapse of restrictions relating to any Award; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Committee; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.
(b) Delegation. The Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also an officer of the Company) or a committee of Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan (i) with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m) of the Code. In addition, the Committee may authorize one or more officers of the Company to grant Options under the Plan, subject to the limitations of Section 157 of the Delaware General Corporation Law; provided, however, that such officers shall not be authorized to grant Options to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act.
(c) Power and Authority of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Section 162(m) of the Code.
Section 4.     Shares Available for Awards
(a) Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be 2,500,000. Shares to be issued under the Plan may be authorized but unissued Shares, treasury shares or Shares acquired in the open market or otherwise. If an Award terminates or is forfeited or cancelled without the issuance of any Shares, or if any Shares covered by an Award or to which an Award relates are not issued for any other reason, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such termination, forfeiture, cancellation or other event, shall again be available for granting Awards under the Plan. If Shares of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award of Restricted Stock, to the extent of any such forfeiture or reacquisition by the Company, shall again be available for granting Awards under the Plan. Shares that are withheld in full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall again be available for granting Awards under the Plan, except that, after May 4, 2015, any Shares withheld in connection with the satisfaction of tax obligations relating to Restricted Stock shall not be available for granting Awards. Prior to May 4, 2015, any previously issued Shares that are used by a Participant as full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall again be available for granting Awards under the Plan.
(b) Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.
(c) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d) of the Plan.

(d) Award Limitations Under the Plan.

(i) Section 162(m) Limitation for Certain Types of Awards. No Eligible Person may be granted Options, Stock Appreciation Rights or any other Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 500,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any calendar year.

(ii) Section 162(m) Limitation for Performance Awards. The maximum amount payable pursuant to all Performance Awards to any Participant in the aggregate in any calendar year shall be $2,000,000 in value, whether payable in cash, Shares or other property. This limitation does not apply to any Award subject to the limitation contained in Section 4(d)(i) of the Plan.

(iii) Plan Limitation on Restricted Stock, Restricted Stock Units and Stock Awards. No more than 1,500,000 Shares, subject to adjustment as provided in Section 4(c) of the Plan, shall be available under the Plan for issuance pursuant to grants of Restricted Stock, Restricted Stock Units and Stock Awards; provided, however, that if any Awards of Restricted Stock Units terminate or are forfeited or cancelled without the issuance of any Shares or if Shares of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the Shares subject to such termination, forfeiture, cancellation or reacquisition by the Company shall again be available for grants of Restricted Stock, Restricted Stock Units and Stock Awards for purposes of this limitation on grants of such Awards.

(iv) Limitation on Awards Granted to Non-Employee Directors. Directors who are not also employees of the Company or an Affiliate may not be granted Awards in the aggregate for more than 500,000 Shares available for Awards under the Plan, subject to adjustment as provided in Section 4(c) of the Plan.

(v) Limitation on Incentive Stock Options. The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 2,500,000, subject to adjustment as provided in Section 4(c) of the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision.
Section 5.     Eligibility
Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.
Section 6.     Awards
(a) Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a

Share on the date of grant of such Option; provided, however, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii) Option Term. The term of each Option shall be fixed by the Committee but shall not be longer than 10 years from the date of grant.

(iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per share grant price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.
(c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The minimum vesting period of such Awards shall be three years from the date of grant, unless the Award is conditioned on performance of the Company or an Affiliate or on personal performance (other than continued service with the Company or an Affiliate), in which case the Award may vest over a period of at least one year from the date of grant. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in the event of the Participant’s death, disability or retirement or a change in control of the Company.

(ii) Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(iii) Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of employment (as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by the Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(d) Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine.
(e) Performance Awards. The Committee is hereby authorized to grant to Eligible Persons Performance Awards which are intended to be “qualified performance-based compensation” within the meaning of Section 162(m). A Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock). Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m).
(f) Stock Awards. The Committee is hereby authorized to grant to Eligible Persons Shares without restrictions thereon, as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Committee shall determine.
(g) Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and the Award Agreement. Shares, or other securities delivered pursuant to a purchase right granted under this Section 6(g), shall be purchased for consideration having a value equal to at least 100% of the Fair Market Value of such Shares or other securities on the date the purchase right is granted. The consideration paid by the Participant may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), as the Committee shall determine.
(h) General.

(i) Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv) Term of Awards. The term of each Award shall be for a period not longer than 10 years from the date of grant.

(v) Limits on Transfer of Awards. Except as otherwise provided by the Committee or the terms of this Plan, no Award and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Non-Qualified Stock Option to any “family member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such Participant holds such Option, provided that such transfers may not be for value (i.e., the transferor may not receive any consideration therefor) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution. Each Award under the Plan or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(vi) Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

Section 7.     Amendment and Termination; Corrections
(a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the stockholders of the Company shall be required for any amendment to the Plan that:

(i) requires stockholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company;

(ii) increases the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;

(iii) increases the number of shares subject to the limitations contained in Section 4(d) of the Plan;

(iv) permits repricing of Options or Stock Appreciation Rights which is prohibited by Section 3(a)(v) of the Plan;

(v) permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Sections 6(a)(i) and 6(b)(ii) of the Plan; and

(vi) would cause Section 162(m) of the Code to become unavailable with respect to the Plan.
(b) Amendments to Awards. Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof.
(c) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.
Section 8.     Income Tax Withholding
In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.
Section 9.     General Provisions
(a) No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.
(b) Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.
(c) No Rights of Stockholders. Except with respect to Restricted Stock and Stock Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.
(d) No Limit on Other Compensation Plans or Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.
(e) No Right to Employment or Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.
(f) Governing Law. The internal law, and not the law of conflicts, of the State of Delaware, shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.
(g) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.
(h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
(i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.
(j) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
Section 10.     Effective Date of the Plan; Effect on Prior Plans
The Plan shall be subject to approval by the stockholders of the Company at the annual meeting of stockholders of the Company to be held on May 4, 2005 and the Plan shall be effective as of the date of such stockholder approval. On and after the date of stockholder approval of the Plan, no awards shall be granted under the Company’s 2000 Stock Incentive Plan, but all outstanding awards previously granted under the 2000 Stock Incentive Plan shall remain outstanding in accordance with the terms thereof. On and after the date of stockholder approval of the Plan, no stock options, restricted stock, stock or other stock-based awards shall be granted under the 1996 Directors Stock Compensation Program, but all stock options, restricted stock, stock or other stock-based awards previously granted under the 1996 Directors Stock Compensation Program shall remain outstanding in accordance with the terms thereof.
Section 11.     Term of the Plan
The Plan shall terminate at midnight on May 4, 2015, unless terminated before then by the Board. Awards may be granted under the Plan until the Plan terminates or until all Shares available for Awards under the Plan have been purchased or acquired; provided, however, that Incentive Stock Options may not be granted following the 10-year anniversary of the Board’s adoption of the Plan. As long as any Awards are outstanding under the Plan, the terms of the Plan shall govern such Awards.

APPENDIX B
AUDIT AND FINANCE COMMITTEE CHARTER
Purpose
The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.
The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.
Committee Membership
The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be a financial expert as defined by the Commission. Audit committee members shall not simultaneously serve on the audit committees of more than two other public companies.
The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee. Audit Committee members may be replaced by the Board.
Meetings
The Audit Committee shall meet as often as it determines is necessary, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the general counsel, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
Committee Authority and Responsibilities
The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.
The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.
The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.
The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4. Review and discuss quarterly reports from the independent auditors on:

(a) All critical accounting policies and practices to be used.

(b) All alternative treatments within generally accepted accounting principles for policies and procedures related to material items that have been discussed with management, including the ramification of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9. Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

10. Review and evaluate the lead partner of the independent auditor team.

11. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

12. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13. Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

14. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

15. Review the appointment and replacement of the senior internal auditing executive.

16. Review the significant reports to management prepared by the internal auditing department and management’s responses.

17. Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

18. Review with the independent auditor any issues having potential implications under Section 10A(b) of the Exchange Act .

19. Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

20. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

22. Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.
Limitation of Audit Committee’s Role
While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

ANNUAL MEETING OF SHAREHOLDERS

THE RITZ CARLTON BOSTON COMMON
10 AVERY STREET
BOSTON, MA 02111

MAY 4, 2005
9:00 A.M. LOCAL TIME

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year’s Annual Report and proxy materials via the Internet rather than by mail. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit http://www.giveconsent.com/imn.

IMATION CORP.
2005 PROXY
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Bruce A. Henderson and John L. Sullivan, and each of them, as proxies with full power of substitution, to vote all shares of Common Stock which the undersigned has power to vote at the Annual Meeting of Shareholders of Imation Corp. to be held at 9:00 a.m. (local time), Wednesday, May 4, 2005 at the Ritz Carlton Boston Common, 10 Avery Street, Boston MA 02111, and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The Proxies are authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Furthermore, as a participant in the Imation Retirement Investment Plan (“RIP”), I hereby direct Fidelity Management Trust Company, as RIP Trustee, to vote at the 2005 Annual Meeting of Shareholders of Imation Corp., and at any adjournment thereof, all shares of Imation Corp. Common Stock allocated as of March 11, 2005 to my account in the Imation RIP, plus a pro rata portion of the shares that have not been allocated to participant accounts or for which no instructions are received, as designated below. I understand that this card must be received by The Bank of New York, acting as tabulation agent for the RIP Trustee, by April 30, 2005. If it is not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares held in my account will be voted by Fidelity Management Trust Company in the same proportion that the other participants in the plan direct the RIP Trustee to vote shares allocated to their accounts. All voting instructions given by participants shall be held in strict confidence by the RIP Trustee.

     Indicate change of address here and mark box on reverse side.

IMATION CORP. P.O. BOX 11023 NEW YORK, N.Y. 10203-0023

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET

https://www.proxyvotenow.com/imn

•	Go to the website address listed above.

•	Have your proxy card ready.

•	Follow the simple instructions that appear on your computer screen.

OR

TELEPHONE

1-866-205-9073

•	Use any touch-tone telephone.

•	Have your proxy card ready.

•	Follow the simple recorded instructions.

OR

MAIL

•	Mark, sign and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage-paid envelope provided.

You may now vote your proxy 24 hours a day, 7 days a week using either a touch-tone telephone or through the internet. Your telephone or Internet vote must be received by 5:00 p.m. New York time on May 3, 2005.

1-866-205-9073
CALL TOLL-FREE TO VOTE

- DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET -

Please Sign, Date and Return	[X]
the Proxy Card Promptly
Using the Enclosed Envelope.	Votes must be indicated
(x) in Black or Blue ink.

This proxy, when properly executed, will be voted as directed. If no direction is made, it will be voted “FOR” Items 1, 2 and 3. Discretionary authority is hereby conferred as to all other matters which may properly come before the Annual Meeting or any adjournment thereof.

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2 AND 3.

1.	Election of three Directors (Class III) to serve a term of three years.

FOR ALL	[ ]	WITHHOLD FOR ALL	[ ]	EXCEPTIONS	[ ]

Nominees: 01 — Linda W. Hart, 02 — Bruce A. Henderson, 03 —Charles Reich

     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

		FOR	AGAINST	ABSTAIN
2.	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	[ ]	[ ]	[ ]

		FOR	AGAINST	ABSTAIN
3.	Approval of the 2005 Stock Incentive Plan	[ ]	[ ]	[ ]

Address Change? Mark box. Indicate change on reverse.	[ ]

Check this box if you plan to attend the Annual Meeting. If you choose to vote your proxy by telephone, please do not hang up until you have been prompted and have replied regarding your attendance at the Annual Meeting.
[ ]

     SCAN LINE

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, either or both may sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If the shareholder is a partnership, please sign in partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here

2